Exhibit 10.2

Document Number	Document Name Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing

Recording Area
Name and Return Address Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 Attention: Nelson R. Block
2243-23000
Parcel Identification Number (PIN)
This instrument was drafted by: Hugh J. O’Halloran of Foley & Lardner LLP

THIS MORTGAGE SECURES A NOTE WHICH PROVIDES FOR A VARIABLE INTEREST RATE AND REPAYMENT AND REBORROWING OF LOAN FUNDS

This Mortgage is a purchase money mortgage as described in Section 708.09 of the 2011-2012 Wisconsin Statutes, as the same may be amended or renumbered from time to time.

This Mortgage is a construction mortgage as described in Section 409.334(8) and 706.11(1m)(a) of the 2011-2012 Wisconsin Statutes, as the same may be amended or renumbered from time to time.

THE PROPERTY SUBJECT TO THIS MORTGAGE
IS NOT HOMESTEAD PROPERTY.

MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

THE PARTIES TO THIS MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (“Mortgage”), made as of October 11, 2013, are WISCONSIN SPECIALTY PROTEIN, LLC, a Wisconsin limited liability company, (“Mortgagor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the benefit of the Lenders as defined in the Loan Agreement (as defined below; the Administrative Agent being herein called the “Mortgagee”). The mailing address of Mortgagor and Mortgagee are the addresses for those parties set forth or referred to in Section 8.8 below.

ARTICLE I. GRANT

1.1     Grant. For the purposes of and upon the terms and conditions in this Mortgage, Mortgagor irrevocably grants, conveys, bargains, mortgages, encumbers, assigns, transfers, hypothecates, pledges, sets over, and grants a security interest and assigns to Mortgagee, with power of sale and right of entry and possession, all of that real property located in the County of Sauk, State of Wisconsin, described on Exhibit A attached hereto, together with all buildings and other improvements, fixtures and equipment now or hereafter located on the real property, all right, title, interest, and privileges of Mortgagor in and to all streets, roads, and alleys used in connection with or pertaining to such real property, all water and water rights, minerals, oil and gas, and other hydrocarbon substances in, on or under the real property, all appurtenances, easements, rights and rights of way appurtenant or related thereto, and all air rights, development rights and credits, licenses and permits related to the real property. All of the property described above, together with all interest or estate which Mortgagor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing, are collectively referred to herein as the “Property”. The listing of specific rights or property shall not be interpreted as a limit of general terms.

1.2     Warranty of Title; Use of Property. Mortgagor warrants that it is the sole owner of good and marketable unencumbered fee simple title to the Property, subject only to those exceptions set forth in Exhibit B hereto and such other matters as are expressly permitted by the Loan Agreement (collectively, the “Permitted Encumbrances”). Mortgagor warrants that the Property is not used principally for agricultural or farming purposes, and that the Property is not homestead property.

ARTICLE II. OBLIGATIONS SECURED

2.1     Obligations Secured. Mortgagor makes this Mortgage for the purpose of securing: (a) the performance of the obligations contained herein and in that certain Amended and Restated Loan Agreement dated March 21, 2012 to which Omega Protein Corporation and Omega Protein, Inc. (individually and collectively, as the context may require, “Borrower”) and Mortgagee are parties (as previously or hereafter amended, restated, modified or supplemented, collectively the “Loan Agreement”) and that certain Guaranty Agreement (as previously or hereafter amended, restated, modified or supplemented, collectively the “Guaranty”) of even date therewith executed by Mortgagor; (b) the payment of Sixty Million and No/100 Dollars ($60,000,000.00), including any amounts which may be repaid from time to time and made available for reborrowing, with interest thereon, according to the terms of Notes as defined in the Loan Agreement (“Notes”), executed by Borrower, and payable to Mortgagee or other Lenders, as lender; (c) payment to Mortgagee of all liability, whether liquidated or unliquidated, defined, direct, contingent, conditional, primary, secondary, or joint and several, or of any other nature whatsoever, and performance of all other obligations, arising under any swap, derivative, foreign exchange or hedge transaction or arrangement (or other similar transaction or arrangement howsoever described or defined) at any time entered into between Borrower and Mortgagee in connection with the Notes or the Loan Agreement, including, without limitation, any Secured Obligations (as defined in the Loan Agreement); (d) any and all extensions, renewals, or modifications of the Notes and Loan Agreement, whether the same be in greater or lesser amounts; and (e) payment and performance of any future advances and other obligations that the then record owner of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, regardless of whether such future advance or obligation is evidenced by a writing which recites that it is secured by this Mortgage (collectively, the “Obligations”).

2.2     Incorporation. The term “Obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all costs, fees, expenses and the like (including attorneys’ fees) incurred by the Mortgagee or any of the Lenders, whether before or after judgment, and all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Obligations, together with all costs of collecting the Obligations, whether incurred before or after judgment. All terms of the Obligations and the documents evidencing such obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Property shall be deemed to have notice of the terms of the Obligations and the rate of interest on one or more Obligations may vary from time to time.

ARTICLE III. ASSIGNMENT OF LEASES AND RENTS

3.1     Assignment. Mortgagor hereby irrevocably assigns to Mortgagee all of Mortgagor’s right, title and interest in, to and under: (a) all present and future leases of the Property or any portion thereof, all licenses and agreements relating to the management, leasing, occupancy or operation of the Property, whether such leases, licenses and agreements are now existing or entered into after the date hereof (“Leases”); and (b) the rents, issues, revenues, receipts, deposits and profits of the Property, including, without limitation, all amounts payable and all rights and benefits accruing to Mortgagor under the Leases (“Payments”). The term “Leases” shall also include all subleases and other agreements for the use or occupancy of the Property, all guarantees of and security for the tenant’s performance thereunder, the right to exercise any landlord’s liens and other remedies to which the landlord is entitled, and all amendments, extensions, renewals or modifications thereto. This is a present and absolute assignment, not an assignment for security purposes only, and Mortgagee’s right to the Leases and Payments is not contingent upon, and may be exercised without, possession of the Property.

3.2     Grant of License. Mortgagee confers upon Mortgagor a revocable license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Mortgagee may collect the Payments pursuant to the terms hereof without notice and without taking possession of the Property and apply the Payments in accordance with Section 9.04 of the Loan Agreement. All payments thereafter collected by Mortgagor shall be held by Mortgagor as trustee under a constructive trust for the benefit of Mortgagee. Mortgagor hereby irrevocably authorizes and directs the tenants under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rentals or other sums which may at any time become due under the Leases, or for the performance of any of the tenants’ undertakings under the Leases, and the tenants shall have no duty to inquire as to whether any Default has actually occurred or is then existing. Mortgagor hereby relieves the tenants from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee. Mortgagee may apply, in its sole discretion, any Payments so collected by Mortgagee against any Secured Obligation under the Loan Documents (as defined in the Loan Agreement), whether existing on the date hereof or hereafter arising in accordance with Section 9.04 of the Loan Agreement. Collection of any Payments by Mortgagee shall not cure or waive any Default or notice of Default or invalidate any acts done pursuant to such notice.

3.3     Effect of Assignment. The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; (c) responsible or liable for any waste committed on the Property by the tenants under any of the Leases or any other parties, for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee, invitee or other person; (d) responsible for or under any duty to produce rents or profits; or (e) directly or indirectly liable to Mortgagor or any other person as a consequence of the exercise or failure to exercise any of the rights, remedies or powers granted to Mortgagee hereunder or to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases.

ARTICLE IV. SECURITY AGREEMENT AND FIXTURE FILING

4.1     Security Interest. Mortgagor hereby grants and assigns to Mortgagee a security interest, to secure payment and performance of all of the Obligations, in all of the following described personal property in which Mortgagor now or at any time hereafter has any interest (collectively, the “Collateral”):

All goods, building and other materials, supplies, inventory, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein and supporting information, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on the Property; together with all Payments and other rents and security deposits derived from the Property; all inventory, accounts, cash receipts, deposit accounts, accounts receivable, contract rights, licenses, agreements, general intangibles, payment intangibles, software, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, proceeds of the sale of promissory notes, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing, operation, sale or disposition of the Property or any business now or hereafter conducted thereon by Mortgagor; all development rights and credits, and any and all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Property; all water and water rights, wells and well rights, canals and canal rights, ditches and ditch rights, springs and spring rights, and reservoirs and reservoir rights appurtenant to or associated with the Property, whether decreed or undecreed, tributary, non-tributary or not non-tributary, surface or underground or appropriated or unappropriated, and all shares of stock in water, ditch, lateral and canal companies, well permits and all other evidences of any of such rights, all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Property; all advance payments of insurance premiums made by Mortgagor with respect to the Property; all plans, drawings and specifications relating to the Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any loan agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Property or any portion thereof; all of Mortgagor’s right, title and interest, now or hereafter acquired, to the payment of money from Mortgagee to Mortgagor under any swap, derivative, foreign exchange or hedge transaction or arrangement (or similar transaction or arrangement howsoever described or defined) at any time entered into between Mortgagor and Mortgagee in connection with the Notes, including, without limitation, any Hedge Agreement; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files relating to any of the foregoing.

As to all of the above described personal property which is or which hereafter becomes a “fixture” under applicable law, this Mortgage constitutes a fixture filing under the Wisconsin Uniform Commercial Code, as amended or recodified from time to time (“UCC”) and is acknowledged and agreed to be a “construction mortgage” under the UCC.

The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A is the Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in Section 8.8 of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in Section 8.8 of this Mortgage. The Mortgagor’s organizational identification number is W050940.

Mortgagee may file one or more UCC-1 Financing Statements and amendments, in the form of an “all assets” filing, with such filing offices as Mortgagee may determine are appropriate, naming Mortgagor as Debtor and Mortgagee as Secured Party.

4.2     Rights of Mortgagee. Upon the occurrence of a Default, Mortgagee shall have all the rights of a “Secured Party” under the UCC. In addition to such rights, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Mortgagor under or from the Collateral. Mortgagee may: (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Property or other place where any of the Collateral may be located and take possession of, collect, sell, and dispose of any or all of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor’s expense; and/or (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales. Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under the UCC or other applicable law.

Mortgagor acknowledges and agrees that a disposition of the Collateral in accordance with Mortgagee’s rights and remedies as heretofore provided is a disposition thereof in a commercially reasonable manner and that ten (10) days prior notice of such disposition is commercially reasonable notice. Mortgagor further agrees that any sale or other disposition of all or any portion of the Collateral may be applied by Mortgagee first to the reasonable expenses in connection therewith, including reasonable attorneys’ fees and disbursements, and then to the payment of the Obligations.

4.3     Representations, Warranties and Covenants. Mortgagor represents and warrants that: (a) Mortgagor’s principal place of business is located at the Property, with a street address of 522 Greenway Court, Reedsburg, Wisconsin 23913; and (b) Mortgagor’s legal name is exactly as set forth on the first page of this Mortgage and all of Mortgagor’s organizational documents or agreements delivered to Mortgagee are complete and accurate in every respect. Mortgagor agrees: (a) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Mortgagee thirty (30) days prior written notice thereof; (b) to cooperate with Mortgagee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Mortgagee deems necessary, proper or convenient in connection with the creation, preservation, perfection, priority or enforcement of any of its rights hereunder; and (c) that Mortgagee is authorized to file financing statements in the name of Mortgagor to perfect Mortgagee’s security interest in the Collateral.

ARTICLE V. RIGHTS AND DUTIES OF THE PARTIES

5.1     Performance of Obligations. Mortgagor and Borrower shall promptly pay and perform each Secured Obligation when due, including any notice or grace period provided in the Loan Agreement. If Mortgagor fails to timely pay or perform any portion of the Obligations (including taxes, assessments and insurance premiums, but subject to the right of Mortgagor to contest such taxes or assessments in accordance with Section 7.03 of the Loan Agreement), or if a legal proceeding is commenced that may significantly affect Mortgagee’s rights in the Property, then Mortgagee may (but is not obligated to), at Mortgagor’s expense, take such action as it considers to be necessary to protect the value of the Property and Mortgagee’s rights in the Property, including the retaining of counsel, and any amount so expended by Mortgagee will be added to the Obligations and will be payable by Mortgagor to Mortgagee on demand, together with interest thereon from the date of advance until paid at the applicable rate provided in the Loan Agreement.

5.2     Taxes and Assessments. Mortgagor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed upon the Property by any public authority or upon Mortgagee by reason of its interest in any Secured Obligation or in the Property (except to the extent Mortgagor is contesting such tax, assessment, levy or charge in accordance with Section 7.03 of the Loan Agreement), or by reason of any payment made to Mortgagee pursuant to any Secured Obligation; provided, however, Mortgagor shall have no obligation to pay taxes which may be imposed from time to time upon Mortgagee and which are measured by and imposed upon Mortgagee’s net income. If the Property or any lot or parcel thereof is part of a larger tax or assessment parcel, Mortgagor shall, as soon after recordation of this Mortgage as is reasonably possible, cause the tax or assessment parcel to be split or amended so that its boundaries correspond to the boundaries of the Property and its lots or parcels.

5.3     Liens, Encumbrances and Charges. Mortgagor shall immediately discharge , or bond over to Mortgagee's reasonable satisfaction, any lien not approved by Mortgagee in writing that has or may attain priority over this Mortgage.

5.4     Due On Sale or Encumbrance. Except for such sale, transfer, mortgage, assignment, encumbrance or lease as permitted by the Loan Agreement, if the Property or any interest therein shall be sold, transferred, including, without limitation, through sale or transfer, directly or indirectly, of a majority or controlling interest in the corporate stock, partnership interests, or limited liability company membership interests of a Mortgagor or managing member or general partner of Mortgagor, mortgaged, assigned, further encumbered or leased, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, without the prior written consent of Mortgagee, THEN Mortgagee, in its sole discretion, may at anytime thereafter declare all Obligations immediately due and payable.

5.5     Damages; Insurance and Condemnation Proceeds.

a.     The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Mortgagor to Mortgagee and, at the request of Mortgagee, shall be paid directly to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Property or Collateral; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Subject to applicable law, and without regard to any requirement contained in this Mortgage, Mortgagee may at its discretion apply all or any of the proceeds it receives to its expenses in settling, prosecuting or defending any claim and may apply the balance to the Obligations in accordance with Section 9.04 of the Loan Agreement, and/or Mortgagee may release all or any part of the proceeds to Mortgagor upon any conditions Mortgagee may impose. Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award.

b.     At its sole option, Mortgagee may permit insurance or condemnation proceeds held by Mortgagee to be used for repair or restoration but may condition such application upon reasonable conditions, including, without limitation: (i) the deposit with Mortgagee of such additional funds which Mortgagee determines are needed to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (ii) the establishment of an arrangement for lien releases and disbursement of funds acceptable to Mortgagee (the arrangement, if any, contained in the Loan Agreement for obtaining lien releases and disbursing loan funds shall be deemed reasonable with respect to disbursement of insurance or condemnation proceeds); (iii) the delivery to Mortgagee of plans and specifications for the work, a contract for the work signed by a contractor acceptable to Mortgagee, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be acceptable to Mortgagee; and (iv) the delivery to Mortgagee of evidence acceptable to Mortgagee (aa) that after completion of the work the income from the Property will be sufficient to pay all expenses and debt service for the Property; (bb) of the continuation of Leases acceptable to and required by Mortgagee; (cc) that upon completion of the work, the size, capacity and total value of the Property will be at least as great as it was before the damage or condemnation occurred; (dd) that there has been no material adverse change in the financial condition or credit of Mortgagor and Borrower and any guarantors since the date of this Mortgage; and (ee) of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect its security. Mortgagor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within thirty (30) days of receipt by Mortgagee of such insurance or condemnation proceeds, then Mortgagee may apply such insurance or condemnation proceeds to pay the Obligations in such order and amounts as Mortgagee in its sole discretion may choose.

5.6     Defense and Notice of Losses, Claims and Actions. At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Property and Collateral and title to and right of possession of the Property and Collateral, the security hereof and the rights and powers of Mortgagee hereunder against all adverse claims, subject to the Permitted Encumbrances. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of any material damage to the Property or Collateral and of any condemnation offer or action.

5.7     Insurance. Mortgagor shall maintain insurance for the Property as set forth in Section 7.04 of the Loan Agreement. In addition to the requirements set forth in Section 7.04 of the Loan Agreement, if any part of the Improvements is located in an area having “special flood hazards” as defined in the Federal Flood Disaster Protection Act of 1973, a flood insurance policy as may be required by law naming the Lender as mortgagee must be submitted to the Lender. The policy must be in such amount, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

5.8     Releases, Extensions, Modifications and Additional Security. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Property or in any manner obligated under the Obligations (“Interested Parties”), Mortgagee may, from time to time, release any person or entity from liability for the payment or performance of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, or accept additional security or release all or a portion of the Property and other security for the Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of and security interests created by this Mortgagee upon the Property and Collateral.

5.9     Subrogation. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to the Loan Documents or by the proceeds of any loan secured by this Mortgage.

5.10   Right of Inspection. Mortgagee, its agents and employees, may enter the Property at any reasonable time for the purpose of inspecting the Property and Collateral and ascertaining Mortgagor’s compliance with the terms hereof.

ARTICLE VI. DEFAULT PROVISIONS

6.1     Default. For all purposes hereof, the term “Default” shall mean any default under the Loan Agreement including this Mortgage.

6.2     Rights and Remedies. At any time during the existence of a Default, Mortgagee shall have all the following rights and remedies:

a.     With or without notice, to declare all Obligations immediately due and payable;

b.     With or without notice, and without releasing Mortgagor or Borrower from any Secured Obligation, and without becoming a mortgagee in possession, to cure any breach or Default of Mortgagor or Borrower and, in connection therewith, to enter upon the Property and do such acts and things as Mortgagee deems necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee under this Mortgage; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain insurance and  to pay any premiums or charges with respect to insurance required to be carried under this Mortgage; or (iv) to employ counsel, accountants, contractors and other appropriate persons;

c.     To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this Mortgage or to obtain specific enforcement of the covenants of Mortgagor hereunder, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations;

d.     To apply to a court of competent jurisdiction for and to obtain appointment of a receiver of the Property as a matter of strict right and without regard to the adequacy of the security for the repayment of the Obligations, the existence of a declaration that the Obligations are immediately due and payable, or the filing of a notice of default, and Mortgagor hereby consents to such appointment;

e.     To enter upon, possess, manage and operate the Property or any part thereof;

f.      To cause the Property to be sold to satisfy the Obligations. Except as required by law, neither Mortgagor nor any other person or entity other than Mortgagee shall have the right to direct the order in which the Property is sold;

g.     To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent actions; and

h.     To pursue any other right or remedy permitted by the Loan Agreement or any other Loan Document.

Upon sale of the Property at any foreclosure, Mortgagee may credit bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Property after foreclosure, but prior to resale, including, without limitation, the costs of any structural reports, hazardous waste reports or any remediation costs related thereto; (iv) anticipated discounts upon resale of the Property as a distressed or foreclosed property; and (v) such other factors or matters that Mortgagee deems appropriate. In regard to the above, Mortgagor acknowledges and agrees that: (w) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Mortgagee’s credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Mortgagor and Mortgagee; and (z) Mortgagee’s credit bid may be higher or lower than any appraised value of the Property.

6.3     Application of Foreclosure Sale Proceeds. Except as may be otherwise required by applicable law, after deducting all costs, fees and expenses of Mortgagee, including, without limitation, cost of evidence of title and attorneys’ fees in connection with sale and costs and expenses of sale and of any judicial proceeding wherein such sale may be made, all proceeds of any foreclosure sale shall be applied: (a) to payment of all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the rate of interest specified in the Notes to be applicable on or after maturity or acceleration of the Notes; (b) to payment of all other Obligations; and (c) the remainder, if any, to the person or persons legally entitled thereto.

6.4     Application of Other Sums. All sums received by Mortgagee under this Mortgage other than those described in Section 6.3, less all costs and expenses incurred by Mortgagee or any receiver, including, without limitation, attorneys’ fees, shall be applied in accordance with Section 9.04 of the Loan Agreement; provided, however, Mortgagee shall have no liability for funds not actually received by Mortgagee.

6.5     No Cure or Waiver. Neither Mortgagee’s nor any receiver’s entry upon and taking possession of all or any part of the Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise or failure to exercise of any other right or remedy by Mortgagee or any receiver, shall cure or waive any breach, Default or notice of Default under this Mortgage, or nullify the effect of any notice of Default or sale (unless all Obligations then due have been paid and performed and Mortgagor has cured all other Defaults), or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of, or security interests created by, this Mortgage.

6.6     Payment of Costs, Expenses and Attorneys’ Fees. Mortgagor agrees to pay to Mortgagee immediately and without demand all costs and expenses incurred by Mortgagee pursuant to this Article VI (including, without limitation, court costs and attorneys’ fees, whether incurred in litigation, including, without limitation, at trial, on appeal or in any bankruptcy or other proceeding, or not and the costs of any appraisals obtained in connection with a determination of the fair value of the Property). In addition, Mortgagor will pay a reasonable fee for title searches, sale guarantees, publication costs, appraisal reports or environmental assessments made in preparation for and in the conduct of any such proceedings or suit. All of the foregoing amounts must be paid to Mortgagee as part of any reinstatement tendered hereunder. In the event of any legal proceedings, court costs and attorneys’ fees shall be set by the court and not by jury and shall be included in any judgment obtained by Mortgagee.

6.7     Power to File Notices and Cure Defaults. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, to prepare, execute and file or record any document necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Property and Collateral, and upon the occurrence of an event, act or omission which constitutes a Default, Mortgagee may perform any obligation of Mortgagor hereunder.

6.8     Remedies Cumulative. All rights and remedies of Mortgagee provided hereunder are cumulative and are in addition to all rights and remedies provided by applicable law or in any other agreements between Mortgagor and Mortgagee. No failure on the part of Mortgagee to exercise any of its rights hereunder arising upon any Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Default. No delay on the part of Mortgagee in exercising any such rights shall be construed to preclude it from the exercise thereof at any time while that Default is continuing. Mortgagee may enforce any one or more remedies or rights hereunder successively or concurrently. By accepting payment or performance of any of the Obligations after its due date, Mortgagee shall not waive the agreement contained herein that time is of the essence, nor shall Mortgagee waive either its right to require prompt payment or performance when due of the remainder of the Obligations or its right to consider the failure to so pay or perform a Default.

6.9     Waiver of Marshaling Rights. Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Property, hereby waives all rights to have the Property and/or any other property marshaled upon any foreclosure of the lien of this Mortgage or on a foreclosure of any other lien securing the Obligations. Mortgagee shall have the right to sell the Property and any or all of said other property as a whole or in separate parcels, in any order that Mortgagee may designate.

6.10     Accelerated Redemption Periods. Mortgagor hereby agrees to the provisions of Sections 846.101 and 846.103 of the Wisconsin Statutes, as the same may be amended or renumbered from time to time, providing for a reduced period of redemption between foreclosure judgment and sale upon Mortgagor’s waiving the right to any judgment for deficiency and consenting to the Mortgagee’s remaining in possession of the Property and collecting all rents, issues, income and profits therefrom up to the court’s confirmation of the foreclosure sale.

ARTICLE VII. PROVISIONS RELATING TO NON-BORROWER MORTGAGOR

To the extent this Mortgage secures a promissory note and other Loan Documents or other Secured Obligations made by a party or parties not identical to the party or parties constituting Mortgagor, the party or parties constituting Mortgagor agree as follows:

7.1     Conditions to Exercise of Rights. Mortgagor hereby waives any right it may now or hereafter have to require Mortgagee, as a condition to the exercise of any remedy or other right against Mortgagor hereunder or under any other document executed by Mortgagor in connection with any Secured Obligation: (a) to proceed against any Borrower or other person, or against any other collateral assigned to Mortgagee by Mortgagor or any Borrower or other person; (b) to pursue any other right or remedy in Mortgagee’s power; (c) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Mortgagee by any Borrower or other person (other than Mortgagor), or otherwise to comply with the Wisconsin Uniform Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral; or (d) to make or give (except as otherwise expressly provided in the Loan Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with any Secured Obligation or any collateral (other than the Property) for any Secured Obligation.

7.2     Defenses. Mortgagor hereby waives any defense it may now or hereafter have that relates to: (a) any disability or other defense of any Borrower or other person; (b) the cessation, from any cause other than full performance, of the obligations of Borrower or any other person; (c) the application of the proceeds of any Secured Obligation, by any Borrower or other person, for purposes other than the purposes represented to Mortgagor by any Borrower or otherwise intended or understood by Mortgagor or any Borrower; (d) any act or omission by Mortgagee which directly or indirectly results in or contributes to the release of any Borrower or other person or any collateral for any Secured Obligation; (e) the unenforceability or invalidity of any collateral assignment (other than this Mortgage) or guaranty with respect to any Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any lien (other than the lien hereof) which secures any Secured Obligation; (f) any failure of Mortgagee to marshal assets in favor of Mortgagor or any other person; (g) any modification of any Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (h) any and all rights and defenses arising out of an election of remedies by Mortgagee, even though that election of remedies, may have or has destroyed Mortgagor’s rights of subrogation and reimbursement against the principal by the operation of law or otherwise; (i) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (j) any failure of Mortgagee to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (k) the election by Mortgagee, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (l) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code; (m) any use of cash collateral under Section 363 of the United States Bankruptcy Code; or (n) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. Mortgagor further waives any and all rights and defenses that Mortgagor may have because Borrower’s debt is secured by real property; this means, among other things, that: (1) Mortgagee may collect from Mortgagor without first foreclosing on any real or personal property collateral pledged by Borrower; (2) if Mortgagee forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Mortgagee may collect from Mortgagor even if Mortgagee, by foreclosing on the real property collateral, has destroyed any right Mortgagor may have to collect from Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Mortgagor may have because Borrower’s debt is secured by real property. Without limiting the generality of the foregoing or any other provision hereof, Mortgagor further expressly waives to the extent permitted by law any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Mortgagor under law.

7.3     Subrogation. Mortgagor hereby waives, until such time as all Obligations are fully performed: (a) any right of subrogation against any Borrower that relates to any Secured Obligation; (b) any right to enforce any remedy Mortgagor may now or hereafter have against any Borrower that relates to any Secured Obligation; and (c) any right to participate in any collateral now or hereafter assigned to Mortgagee with respect to any Secured Obligation.

7.4     Borrower Information. Mortgagor warrants and agrees: (a) that Mortgagee would not make additional advances of the Loan but for this Mortgage; (b) that Mortgagor has not relied, and will not rely, on any representations or warranties by Mortgagee to Mortgagor with respect to the creditworthiness of any Borrower or the prospects of repayment of any Secured Obligation from sources other than the Property; (c) that Mortgagor has established and/or will establish adequate means of obtaining from each Borrower on a continuing basis financial and other information pertaining to the business operations, if any, and financial condition of each Borrower; (d) that Mortgagor assumes full responsibility for keeping informed with respect to each Borrower’s business operations, if any, and financial condition; (e) that Mortgagee shall have no duty to disclose or report to Mortgagor any information now or hereafter known to Mortgagee with respect to any Borrower, including, without limitation, any information relating to any of Borrower’s business operations or financial condition; and (f) that Mortgagor is familiar with the terms and conditions of the Loan Documents and consents to all provisions thereof.

7.5     Reinstatement of Lien. Mortgagee’s rights hereunder shall be reinstated and revived, and the enforceability of this Mortgage shall continue, with respect to any amount at any time paid on account of any Secured Obligation which Mortgagee is thereafter required to restore or return in connection with a bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower.

7.6     Subordination. Until all of the Obligations have been fully paid and performed: (a) Mortgagor hereby agrees that all existing and future indebtedness and other obligations of each Borrower to Mortgagor shall be subordinated to all Obligations which constitute obligations of the applicable Borrower pursuant to the terms of the Guaranty.

7.7     Hazardous Materials. Mortgagor shall comply with, and shall cause the Property to comply with, all representations, warranties, covenants and agreements relating to Environmental Claims, Environmental Laws and Hazardous Materials (each as defined in the Loan Agreement) pursuant to the terms of the Loan Agreement.

7.8     Lawfulness and Reasonableness. Mortgagor warrants that all of the waivers in this Mortgage are made with full knowledge of their significance, and of the fact that events giving rise to any defense or other benefit waived by Mortgagor may destroy or impair rights which Mortgagor would otherwise have against Mortgagee, Borrower and other persons, or against collateral. Mortgagor agrees that all such waivers are reasonable under the circumstances and further agrees that, if any such waiver is determined (by a court of competent jurisdiction) to be contrary to any law or public policy, the other waivers herein shall nonetheless remain in full force and effect.

7.9     Enforceability. Mortgagor hereby acknowledges that: (a) the obligations undertaken by Mortgagor in this Mortgage are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Mortgagee’s consideration for entering into this transaction, Mortgagee has specifically bargained for the waiver and relinquishment by Mortgagor of all such defenses, and (d) Mortgagor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Mortgagor does hereby represent and confirm to Mortgagee that Mortgagor is fully informed regarding, and that Mortgagor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Mortgagor, and (iv) the legal consequences to Mortgagor of waiving such defenses. Mortgagor acknowledges that Mortgagor makes this Mortgage with the intent that this Mortgage and all of the informed waivers herein shall each and all be fully enforceable by Mortgagee, and that Mortgagee is induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

7.10   Disclosure of Information; Participations. Mortgagor understands and agrees that Mortgagee may elect, at any time, to sell, assign, or participate all or any part of Mortgagee’s interest in the Loan, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Mortgagee’s sole discretion. Mortgagor further agrees that Mortgagee may disseminate to any such potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Mortgagee with respect to: (a) the Property and Collateral and its operation; (b) any party connected with the Loan (including, without limitation, the Mortgagor, the Borrower, any partner of Borrower and any guarantor); and/or (c) any lending relationship other than the Loan which Mortgagee may have with any party connected with the Loan.

7.11   Waiver of Right to Trial by Jury. EACH PARTY TO THIS MORTGAGE, AND BY ITS ACCEPTANCE HEREOF, MORTGAGEE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY AND MORTGAGEE HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS MORTGAGE AND MORTGAGEE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO AND MORTGAGEE TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.12   Integration; Interpretation. This Mortgage and the other Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. This Mortgage and the other Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Mortgagee in writing.

ARTICLE VIII. MISCELLANEOUS PROVISIONS

8.1     Additional Provisions. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Property and Collateral and such further rights and agreements are incorporated herein by this reference. Where Mortgagor and Borrower are not the same, “Mortgagor” means the owner of the Property in any provision dealing with the Property, “Borrower” means the obligor in any provision dealing with the Obligations, and both where the context so requires.

8.2     Attorneys’ Fees. If the Notes are placed with an attorney for collection or if an attorney is engaged by Mortgagee to exercise rights or remedies or otherwise take actions to collect thereunder or under any other Loan Document, or if suit be instituted for collection, enforcement of rights and remedies, then in all events, Mortgagor agree(s) to pay all reasonable costs of collection, exercise of remedies or rights or other assertion of claims, including, but not limited to, reasonable attorneys’ fees, whether or not court proceedings are instituted, and, where instituted, whether in district court, appellate court, or bankruptcy court.

8.3     No Waiver. No previous waiver and no failure or delay by Mortgagee in acting with respect to the terms of the Notes or this Mortgage shall constitute a waiver of any breach, default, or failure of condition under the Notes, this Mortgage or the obligations secured thereby. A waiver of any term of the Notes, this Mortgage or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of the Notes and the terms of any other document related to the loan evidenced by the Notes, the terms of the Notes shall prevail.

8.4     Merger. No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Property unless Mortgagee consents to a merger in writing.

8.5     Successors in Interest. The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto; provided, however, that this Section does not waive or modify the provisions of the Section above titled “Due on Sale or Encumbrance”.

8.6     Governing Law. This Mortgage shall be construed in accordance with the laws of the state where the Property is located, except to the extent that federal laws preempt the laws of such state.

8.7     Exhibits Incorporated. All exhibits, schedules or other items attached hereto are incorporated into this Mortgage by such attachment for all purposes.

Notices. All notices, demands or other communications required or permitted to be given pursuant to the provisions of this Mortgage shall be in writing and shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, except that notice of Default may be sent by certified mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective deemed to have been given when received; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:	WISCONSIN SPECIALTY PROTEIN, LLC c/o Omega Protein Corporation 2105 Citywest Blvd., Suite 500 Houston, TX 77042 Attn: Andrew Johannesen, Chief Financial Officer
Mortgagee:	WELLS FARGO BANK, NATIONAL ASSOCIATION 2500 Citywest Blvd., Suite 1100 Houston, TX 77042 Attn: Geri E. Landa

Any party shall have the right to change its address for notice hereunder to any other location within the United States by the giving of notice to the other party in the manner set forth hereinabove or in the Loan Agreement.

Mortgagor requests a copy of any statutory notice of default and a copy of any statutory notice of sale be mailed to Mortgagor at the address set forth above.

8.8     Advertising. In connection with the Loan, Mortgagor hereby agrees that Wells Fargo & Company and its subsidiaries (“Wells Fargo”) may publicly identify details of the Loan in Wells Fargo advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail, or internet advertising or communications. Such details may include the name of the Property, the address of the Property, the amount of the Loan, the date of the closing and a description of the size/location of the Property.

8.9     Severability. If any provision or obligation under this Mortgage shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Mortgage and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal or unenforceable provision had never been a part of this Mortgage.

8.10     Administrative Agent and Rights of Required Lenders. The Administrative Agent is the mortgagee of this Mortgage on behalf of and for the benefit of the Secured Parties (as defined in the Loan Agreement). Subject to the terms of the Loan Agreement, all rights and remedies of the Administrative Agent as mortgagee hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders (as defined in the Loan Agreement). The Administrative Agent and/or the Required Lenders may from time to time assign its rights and interests as “Collateral Agent” to a successor Administrative Agent, co-agent, sub-agent or attorney-in-fact appointed in accordance with the Loan Agreement, and such successor, if appointed in accordance with the Loan Agreement, shall be entitled to all of the rights and remedies of the Administrative Agent under this Mortgage in relation thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the day and year set forth above.

MORTGAGOR: WISCONSIN SPECIALTY PROTEIN, LLC

By:	/s/ Andrew Johannesen
Andrew Johannesen
Vice President

THE STATE OF TEXAS	§
§ SS
COUNTY OF HARRIS	§

On this 11th day of October, 2013, personally came before me Andrew Johannesen, in his capacity as an authorized signatory of Wisconsin Specialty Protein, LLC, a Wisconsin limited liability company, and to me known to be the person who executed the foregoing instrument on behalf of said limited liability company and acknowledged the same.

/s/Stacy Skelton
Notary Public, State of Texas

EXHIBIT A

Exhibit A to Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by WISCONSIN SPECIALTY PROTEIN, LLC as Mortgagor, to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Mortgagee

Description of Property

Legal Description:

All the certain real property located in the County of Sauk, State of Wisconsin, described as follows:

Lot Two (2) of Certified Survey No. 5718 as recorded in Volume 33 of Certified Surveys on Page 5718 in the Office of the Register of Deeds for Sauk County, Wisconsin. (Located in the Southwest Quarter of the Southwest Quarter [SW 1/4 SW 1/4], Section 12, T12N, R4E, and being a portion of Lot 2, Sauk County Certified Survey Map No. 406, City of Reedsburg, Sauk County, Wisconsin).

Parcel Identification Number for the Property: 2243-23000

Property Address: 522 Greenway Ct., Reedsburg, Wisconsin 23913